Freeport-McMoRan
Reports Second-Quarter and Six-Month 2020 Results

•	Strong Execution of April 2020 Revised Operating Plans

•	Second-quarter 2020 Copper and Gold Sales 10-12% Above April 2020 Estimates

•	Ongoing Underground Ramp-Up at Grasberg Advancing on Schedule

•	Solid Cost and Capital Management

•	Positioned for Significant Expansion of Margins and Cash Flows

▪
Net income attributable to common stock totaled $53 million, $0.03 per share, in second-quarter 2020. After adjusting for net credits of $9 million, $0.01 per share, second-quarter 2020 adjusted net income attributable to common stock totaled $44 million, or $0.03 per share.

▪	Consolidated sales totaled 759 million pounds of copper, 184 thousand ounces of gold and 18 million pounds of molybdenum in second-quarter 2020.

▪
Consolidated sales for the year 2020 are expected to approximate 3.15 billion pounds of copper, 0.8 million ounces of gold and 77 million pounds of molybdenum, including 790 million pounds of copper, 220 thousand ounces of gold and 18 million pounds of molybdenum in third-quarter 2020. Consolidated sales for the year 2021 are expected to increase to 3.8 billion pounds of copper and 1.4 million ounces of gold.

▪	Average realized prices in second-quarter 2020 were $2.55 per pound for copper, $1,749 per ounce for gold and $10.53 per pound for molybdenum.

▪
Average unit net cash costs in second-quarter 2020 were $1.47 per pound of copper and are expected to average $1.53 per pound of copper for the year 2020 and less than $1.20 per pound of copper for the year 2021.

▪
Operating cash flows totaled $491 million (including $22 million of working capital and other sources) in second-quarter 2020 and $453 million (including $141 million of working capital and other sources) for the first six months of 2020. Based on current sales volume and cost estimates, and assuming average prices of $2.85 per pound for copper, $1,800 per ounce for gold and $7.00 per pound for molybdenum for the second half of 2020, operating cash flows are expected to approximate $2.6 billion (including $0.5 billion of working capital and other sources) for the year 2020. With anticipated increases in copper and gold sales volumes and decreases in unit net cash costs, operating cash flows in 2021 are expected to be significantly higher than 2020 levels.

▪
Capital expenditures totaled $0.5 billion (including approximately $0.3 billion for major projects) in second-quarter 2020 and $1.1 billion (including approximately $0.6 billion for major projects) for the first six months of 2020. Capital expenditures for the year 2020 are expected to approximate $2.0 billion, including $1.3 billion for major projects primarily associated with underground development activities in the Grasberg minerals district in Indonesia and completion of the Lone Star copper leach project in Arizona, and exclude estimates associated with the new smelter in Indonesia.

▪
At June 30, 2020, consolidated debt totaled $9.9 billion and consolidated cash totaled $1.5 billion. FCX had no borrowings and $3.5 billion available under its revolving credit facility at June 30, 2020.

▪
On July 13, 2020, FCX priced $1.5 billion of senior notes in two tranches, which are expected to close on July 27, 2020. FCX intends to use the net proceeds from the senior notes offering to fund its tender offers for certain of its existing senior notes. These transactions will enable FCX to extend the maturities of its outstanding indebtedness.

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PHOENIX, AZ, July 23, 2020 - Freeport-McMoRan Inc. (NYSE: FCX) reported net income (loss) attributable to common stock of $53 million ($0.03 per share) in second-quarter 2020 and $(438) million ($(0.30) per share) for the first six months of 2020. After adjusting for net credits of $9 million ($0.01 per share), primarily associated with favorable metals inventory adjustments and an income tax credit, which were mostly offset by COVID-19 related costs and employee separation costs, adjusted net income attributable to common stock totaled $44 million ($0.03 per share) in second-quarter 2020. For additional information, refer to the supplemental schedule, "Adjusted Net Income (loss)," on page VII.

Richard C. Adkerson, President and Chief Executive Officer, said, "Our global team is performing in an exceptional fashion as demonstrated in our second quarter results. We are prioritizing the well-being of our workforce and communities where we operate while executing our strategy of delivering significant growth in production volumes and effective management of costs and capital spending to increase margins and cash flows. We are positioned for success with an attractive portfolio of copper, gold and molybdenum assets and a seasoned, competent and value-driven global team with a favorable long-term market outlook for our products. With the imminence of significantly higher production volumes, we have momentum to strengthen our balance sheet, increase returns to shareholders and grow our business in the coming years for the benefit of all stakeholders.”

SUMMARY FINANCIAL DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Revenues[a,b]	$3,054	$3,546	$5,852	$7,338
Operating income (loss)[a]	$321	$33	$(152)	$354
Net income (loss) attributable to common stock[c,d]	$53	$(72)	$(438)	$(41)
Diluted net income (loss) per share of common stock	$0.03	$(0.05)	$(0.30)	$(0.03)

Diluted weighted-average common shares outstanding	1,458	1,451	1,453	1,451
Operating cash flows[e]	$491	$554	$453	$1,088
Capital expenditures	$527	$629	$1,137	$1,251
At June 30:
Cash and cash equivalents	$1,465	$2,623	$1,465	$2,623
Total debt, including current portion	$9,914	$9,916	$9,914	$9,916

a.	For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page X.

b.
Includes favorable (unfavorable) adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $55 million ($19 million to net income attributable to common stock or $0.01 per share) in second-quarter 2020, $(83) million ($(35) million to net loss attributable to common stock or $(0.02) per share) in second-quarter 2019, $(102) million ($(43) million to net loss attributable to common stock or $(0.03) per share) for the first six months of 2020 and $58 million ($23 million to net loss attributable to common stock or $0.02 per share) for the first six months of 2019. For further discussion, refer to the supplemental schedule, "Derivative Instruments," on page IX.

c.
Includes net credits (charges) of $9 million ($0.01 per share) in second-quarter 2020, $(14) million ($(0.01) per share) in second-quarter 2019, $(247) million ($(0.17) per share) for the first six months of 2020 and $(50) million ($(0.03) per share) for the first six months of 2019 that are described in the supplemental schedule, "Adjusted Net Income (Loss)," on page VII.

d.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page IX.

e.
Working capital and other sources totaled $22 million in second-quarter 2020, $304 million in second-quarter 2019, $141 million for the first six months of 2020 and $248 million for the first six months of 2019.

UPDATE ON APRIL 2020 REVISED OPERATING PLANS
On April 24, 2020, FCX announced revised operating plans in response to the global COVID-19 pandemic and resulting negative impact on the global economy. FCX proactively implemented operating protocols at each of its operating sites to contain and mitigate the risk of spread of COVID-19. FCX also continues to work closely with communities where it operates across the globe and has provided monetary support and in-kind contributions of medical supplies, equipment and food.

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FCX’s April 2020 revised operating plans continue to be focused on safeguarding its business in an uncertain public health and economic environment, advancing the ramp-up of underground production at Grasberg to establish large-scale, low-cost copper and gold production, and advancing initiatives in North America and South America to position FCX for significant increases in cash flows in 2021 and beyond.
As discussed below, during second-quarter 2020 FCX met or exceeded several key performance targets included in its April 2020 revised operating plans.

SUMMARY OPERATING DATA

	Three Months Ended June 30,			Six Months Ended June 30,
	2020		2019	2020		2019
Copper (millions of recoverable pounds)
Production	767		776	1,498		1,556
Sales, excluding purchases	759		807	1,488		1,591
Average realized price per pound	$2.55	[a]	$2.75	$2.53	[a]	$2.78
Site production and delivery costs per pound[b]	$1.82		$2.26	$2.00		$2.21
Unit net cash costs per pound[b]	$1.47		$1.92	$1.68		$1.85
Gold (thousands of recoverable ounces)
Production	191		160	347		326
Sales, excluding purchases	184		189	328		431
Average realized price per ounce	$1,749		$1,351	$1,709		$1,315
Molybdenum (millions of recoverable pounds)
Production	19		25	38		48
Sales, excluding purchases	18		24	39		46
Average realized price per pound	$10.53		$13.15	$10.84		$12.93

a.
Includes reductions to average realized prices of $0.03 per pound of copper in second-quarter 2020 and $0.02 per pound of copper for the first six months of 2020 related to forward sales contracts covering 150 million pounds of copper sales for May and June 2020 at a fixed price of $2.34 per pound. There are no remaining forward sales contracts.

b.
Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.

Consolidated Sales Volumes
Second-quarter 2020 copper sales of 759 million pounds were 10 percent higher than the April 2020 estimate, primarily reflecting better than anticipated production rates in Indonesia and North America and the timing of shipments at Cerro Verde. As anticipated, second-quarter 2020 copper sales were lower than second-quarter 2019 sales volumes of 807 million pounds of copper, primarily reflecting lower operating rates at Cerro Verde associated with COVID-19 restrictions.
Second-quarter 2020 gold sales of 184 thousand ounces were 12 percent higher than the April 2020 estimate, primarily reflecting stronger performance in Indonesia. Second-quarter 2020 gold sales were lower than second-quarter 2019 sales volumes of 189 thousand ounces of gold, primarily reflecting timing of shipments.
Second-quarter 2020 molybdenum sales of 18 million pounds were lower than the April 2020 estimate of 19 million pounds and second-quarter 2019 sales of 24 million pounds, primarily reflecting lower production in response to global market conditions.
Consolidated sales volumes for the year 2020 are expected to approximate 3.15 billion pounds of copper, 0.8 million ounces of gold and 77 million pounds of molybdenum, including 790 million pounds of copper, 220 thousand ounces of gold and 18 million pounds of molybdenum in third-quarter 2020. As PT Freeport Indonesia (PT-FI) continues to ramp-up production from its significant underground ore bodies, metal production is expected to improve significantly in 2021 with estimated consolidated sales of 3.8 billion pounds of copper and 1.4 million ounces of gold for the year 2021. Projected sales volumes are dependent on operational performance, impacts and duration of the COVID-19 pandemic, weather-related conditions, timing of shipments, and other factors.

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Consolidated Unit Net Cash Costs
Consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.47 per pound of copper in second-quarter 2020, were lower than the April 2020 estimate of $1.63 per pound, primarily reflecting higher copper and gold sales volumes and execution of cost reduction initiatives. As anticipated, consolidated average unit net cash costs in second-quarter 2020 of $1.47 per pound were lower than the second-quarter 2019 average of $1.92 per pound, primarily reflecting significantly lower unit costs at PT-FI and lower costs in North America and South America.
Assuming average prices of $1,800 per ounce of gold and $7.00 per pound of molybdenum for the second half of 2020 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for FCX's copper mines are expected to average $1.53 per pound of copper for the year 2020, (including $1.40 per pound of copper for the second half of 2020). The impact of price changes during the second half of 2020 on consolidated unit net cash costs for the year 2020 would approximate $0.01 per pound of copper for each $50 per ounce change in the average price of gold and $0.01 per pound of copper for each $2 per pound change in the average price of molybdenum. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum. FCX expects consolidated unit net cash costs to decline by 2021, following a ramp-up period at PT-FI.
MINING OPERATIONS

North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford, Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of these mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. The April 2020 revised operating plans were effectively implemented across FCX’s North America operating sites and production, costs and capital management were improved from April 2020 estimates. The Lone Star project is substantially complete and on track to produce approximately 200 million pounds of copper annually beginning in the second half of 2020.
The April 2020 revised operating plans take into account the impact of currently suspended operations at the Chino mine. FCX is currently assessing options and future timing of restart of the Chino mine, which will take into account public health and market conditions.
Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended June 30,			Six Months Ended June 30,
	2020		2019	2020		2019
Copper (millions of recoverable pounds)
Production	368		370	714		706
Sales, excluding purchases	368		369	723		689
Average realized price per pound	$2.42	[a]	$2.78	$2.50	[a]	$2.80

Molybdenum (millions of recoverable pounds)
Production[b]	9		9	17		16

Unit net cash costs per pound of copper[c]
Site production and delivery, excluding adjustments	$1.85	[d]	$2.05	$2.00	[d]	$2.05
By-product credits	(0.17)		(0.26)	(0.19)		(0.26)
Treatment charges	0.10		0.11	0.10		0.11
Unit net cash costs	$1.78		$1.90	$1.91		$1.90

a.
Includes reductions to average realized prices of $0.06 per pound of copper in second-quarter 2020 and $0.03 per pound of copper for the first six months of 2020 related to forward sales contracts covering 150 million pounds of copper sales for May and June 2020 at a fixed price of $2.34 per pound. There are no remaining forward sales contracts.

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b.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at the North America copper mines.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.

d.
Excludes charges totaling $0.06 per pound of copper in second-quarter 2020 and $0.03 per pound of copper for the first six months of 2020, primarily associated with idle facility and contract cancellation costs related to the COVID-19 pandemic and employee separation costs associated with the April 2020 revised operating plans.

North America's consolidated copper sales volumes of 368 million pounds in second-quarter 2020 approximated second-quarter 2019 copper sales volumes of 369 million pounds. North America copper sales are estimated to approximate 1.4 billion pounds for the year of 2020, similar to the year 2019.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $1.78 per pound of copper in second-quarter 2020 were lower than second-quarter 2019 unit net cash costs of $1.90 per pound, primarily reflecting lower mining costs and cost reductions associated with the April 2020 revised operating plans.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $1.81 per pound of copper for the year 2020, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $7.00 per pound for the second half of 2020. North America's average unit net cash costs for the year 2020 would change by approximately $0.02 per pound of copper for each $2 per pound change in the average price of molybdenum for the second half of 2020.

South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. Significant progress was achieved at Cerro Verde during second-quarter 2020 to restore operations following COVID-19 restrictions imposed by the Peruvian government in March 2020. Strict health protocols have been implemented and a plan for Cerro Verde to restore operations was approved by the Peruvian government in second-quarter 2020. Cerro Verde's operating rates averaged 251,800 metric tons of ore per day in second-quarter 2020, including an average of 316,800 metric tons of ore per day in June 2020 (which is approximately 80 percent of the 2019 annual average). FCX currently expects operations during the second half of 2020 to average approximately 350,000 metric tons of ore per day. FCX is continuing to operate El Abra consistent with its April 2020 revised operating plans while closely monitoring public health conditions in Chile.
Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended June 30,			Six Months Ended June 30,
	2020		2019	2020		2019
Copper (millions of recoverable pounds)
Production	218		281	463		580
Sales	219		287	466		577
Average realized price per pound	$2.67		$2.72	$2.57		$2.75

Molybdenum (millions of recoverable pounds)
Production[a]	4		7	8		15

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$1.64	[c]	$1.92	$1.84	[c]	$1.82
By-product credits	(0.11)		(0.28)	(0.14)		(0.31)
Treatment charges	0.15		0.18	0.15		0.19
Royalty on metals	—		0.01	—		0.01
Unit net cash costs	$1.68		$1.83	$1.85		$1.71

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a.	Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which includes sales of molybdenum produced at Cerro Verde.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.

c.
Excludes charges totaling $0.30 per pound of copper in second-quarter 2020 and $0.18 per pound of copper for the first six months of 2020, primarily associated with idle facility (Cerro Verde) and contract cancellation costs related to the COVID-19 pandemic, and employee separation costs associated with the April 2020 revised operating plans.

South America's consolidated copper sales volumes of 219 million pounds in second-quarter 2020 were lower than second-quarter 2019 copper sales volumes of 287 million pounds, primarily reflecting lower operating rates at Cerro Verde associated with COVID-19 restrictions.
Sales from South America mining are expected to approximate 950 million pounds of copper for the year 2020, compared with 1.2 billion pounds of copper for the year 2019.
Average unit net cash costs (net of by-product credits) for South America mining of $1.68 per pound of copper in second-quarter 2020 were lower than average unit net cash costs of $1.83 per pound in second-quarter 2019, primarily reflecting reduced mining and milling activities at Cerro Verde, partly offset by lower sales volumes and lower by-product credits.
Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $1.92 per pound of copper for the year 2020, based on current sales volume and cost estimates and assuming an average price of $7.00 per pound of molybdenum for the second half of 2020.

Indonesia Mining. PT-FI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76 percent ownership interest in PT-FI and manages its mining operations. Under the terms of the shareholders agreement, FCX’s economic interest in PT-FI approximates 81 percent through 2022. PT-FI's results are consolidated in FCX's financial statements.
Operating and Development Activities. The ramp-up of underground production at the Grasberg minerals district in Indonesia continues to advance on schedule. During second-quarter 2020, a total of 46 new drawbells were added at the Grasberg Block Cave and Deep Mill Level Zone (DMLZ) underground mines, bringing cumulative open drawbells to 261. Combined average daily production from Grasberg Block Cave and DMLZ mines totaled 54,800 metric tons of ore per day during second-quarter 2020, approximately 9 percent above the April 2020 estimate and 46 percent above the first-quarter 2020 average (and increased to a combined daily production average of approximately 70,000 metric tons of ore per day at the end of June 2020). PT-FI expects its 2021 copper and gold production to approximate 1.4 billion pounds of copper and 1.4 million ounces of gold, nearly double projected 2020 levels.
The successful completion of this ramp up is expected to enable PT-FI to generate average annual production for the next several years of 1.55 billion pounds of copper and 1.6 million ounces of gold at an average unit net cash cost of approximately $0.20 per pound of copper assuming an average price of $1,400 per ounce of gold and achievement of projected sales volumes and cost estimates.
PT-FI's estimated annual capital spending on underground mine development projects is expected to average approximately $0.9 billion per year for the three-year period 2020 through 2022, net of scheduled contributions from PT Indonesia Asahan Aluminium (Persero) (PT Inalum). In accordance with applicable accounting guidance, aggregate costs (before scheduled contributions from PT Inalum), which are expected to average $1.0 billion per year for the three-year period 2020 through 2022, will be reflected as an investing activity in FCX's cash flow statement, and contributions from PT Inalum will be reflected as a financing activity.
Indonesian Smelter. As a result of disruptions to work and travel schedules of international contractors and current restrictions on access to the proposed physical site in Gresik, Indonesia associated with COVID-19 mitigation measures, PT-FI has notified the Indonesian government of delays in achieving the completion timeline of December 2023. PT-FI continues to discuss with the Indonesian government a deferred schedule for the project as well as other alternatives in light of COVID-19 and global economic conditions.

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Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended June 30,			Six Months Ended June 30,
	2020		2019	2020		2019
Copper (millions of recoverable pounds)
Production	181		125	321		270
Sales	172		151	299		325
Average realized price per pound	$2.67		$2.71	$2.54		$2.77

Gold (thousands of recoverable ounces)
Production	189		154	341		316
Sales	180		185	319		420
Average realized price per ounce	$1,748		$1,350	$1,709		$1,314

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$2.00	[b]	$3.40	$2.29	[b]	$3.24
Gold and silver credits	(1.95)		(1.69)	(1.91)		(1.75)
Treatment charges	0.27		0.26	0.28		0.28
Export duties	0.09		0.07	0.07		0.08
Royalty on metals	0.15		0.11	0.15		0.14
Unit net cash costs	$0.56		$2.15	$0.88		$1.99

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.

b.	Excludes COVID-19 related costs of $0.03 per pound of copper in second-quarter 2020 and $0.01 per pound of copper for the first six months of 2020.
PT-FI's consolidated copper sales of 172 million pounds in second-quarter 2020 were higher than second-quarter 2019 consolidated copper sales of 151 million pounds, primarily reflecting higher ore grades, partly offset by anticipated lower mill rates as PT-FI continues to ramp-up production from its underground ore bodies. PT-FI's consolidated gold sales of 180 thousand ounces in second-quarter 2020 were lower than second-quarter 2019 consolidated gold sales of 185 thousand ounces, primarily reflecting timing of shipments.
Consolidated sales volumes from PT-FI are expected to approximate 770 million pounds of copper and 0.8 million ounces of gold in 2020. As PT-FI continues to ramp-up production from its underground ore bodies, metal production is expected to improve significantly by 2021.
Because of the fixed nature of a large portion of PT-FI's costs, unit net cash costs can vary significantly from quarter to quarter depending on copper and gold volumes. PT-FI's unit net cash costs (net of gold and silver credits) of $0.56 per pound of copper in second-quarter 2020, were significantly below unit net cash costs of $2.15 per pound in second-quarter 2019, primarily reflecting reduced site production costs, higher gold prices and higher copper sales volumes. Site production and delivery costs in second-quarter 2019 included costs associated with mining the final phase of the Grasberg open pit.
Assuming an average gold price of $1,800 per ounce for the second half of 2020 and achievement of current sales volume and cost estimates, unit net cash costs (including gold and silver credits) for PT-FI are expected to approximate $0.54 per pound of copper for the year 2020 (including $0.34 per pound of copper for the second half of 2020). The impact of price changes during the second half of 2020 on PT-FI's average unit net cash costs for the year 2020 would approximate $0.03 per pound of copper for each $50 per ounce change in the average price of gold.

Molybdenum Mines. FCX operates two wholly owned molybdenum mines in Colorado - the Henderson underground mine and the Climax open-pit mine. The Henderson and Climax mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Henderson and Climax mines, as well as from FCX's North America and South America copper mines, is processed at FCX's conversion facilities.

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Production from the molybdenum mines of 6 million pounds of molybdenum in second-quarter 2020 was lower than production of 9 million pounds of molybdenum in second-quarter 2019, primarily reflecting lower production from the Climax mine in response to market conditions. Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales and average realized prices, which includes sales of molybdenum produced at the Molybdenum mines and from FCX's North America and South America copper mines.
Operating and Development Activities. The April 2020 revised operating plans for FCX's molybdenum business have been effectively implemented, with site production and delivery costs declining by approximately 20 percent compared to first-quarter 2020.
Average unit net cash costs for the Molybdenum mines of $8.97 per pound of molybdenum in second-quarter 2020 were lower than average unit net cash costs of $9.15 per pound in second-quarter 2019, primarily reflecting lower operating costs associated with the April 2020 revised operating plans. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $10.20 per pound of molybdenum for the year 2020.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.

EXPLORATION
FCX’s April 2020 revised operating plans prioritize existing mine operations. Exploration expenditures for the year 2020 are expected to approximate $30 million, approximately 60 percent below 2019 expenditures. FCX has long-lived reserves and a significant resource position in its existing portfolio.

CORPORATE ITEMS AND OTHER
During second-quarter 2020, FCX implemented a series of actions to reduce administrative and centralized support costs in conjunction with its April 2020 revised operating plans. Cost savings initiatives included a temporary reduction in certain employee benefits, the initiation of furloughs and an employee separation program, and reductions in third party service costs, facilities costs, travel and other expenses. During second-quarter 2020, FCX recognized charges totaling approximately $82 million ($60 million in production and delivery costs, $15 million in selling, general and administrative costs, and $7 million in mining exploration and research expenses) associated with the employee separation program. Annual savings associated with this program are expected to be in excess of $100 million.
Selling, general and administrative expenses, excluding costs of the employee separation program, are expected to approximate $355 million for the year 2020.
CASH FLOWS, CASH AND DEBT
Operating Cash Flows. FCX generated operating cash flows of $491 million (including $22 million of working capital and other sources) in second-quarter 2020 and $453 million (including $141 million of working capital and other sources) for the first six months of 2020.
Based on current sales volume and cost estimates, and assuming average prices of $2.85 per pound of copper, $1,800 per ounce of gold and $7.00 per pound of molybdenum for the second half of 2020, FCX's consolidated operating cash flows are estimated to approximate $2.6 billion (including $0.5 billion of working capital and other sources) for the year 2020. The impact of price changes during the second half of 2020 on operating cash flows would approximate $165 million for each $0.10 per pound change in the average price of copper, $25 million for each $50 per ounce change in the average price of gold and $35 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $0.5 billion in second-quarter 2020 (including approximately $0.3 billion for major projects) and $1.1 billion for the first six months of 2020 (including approximately $0.6 billion for major projects).
Capital expenditures are expected to approximate $2.0 billion for the year 2020, including $1.3 billion for major projects primarily associated with underground development activities in the Grasberg minerals district and completion of the Lone Star copper leach project, and exclude estimates associated with the new smelter in Indonesia.

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Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at June 30, 2020 (in billions):

Cash at domestic companies	$0.8
Cash at international operations	0.7
Total consolidated cash and cash equivalents	1.5
Noncontrolling interests' share	(0.3)
Cash, net of noncontrolling interests' share	$1.2
Withholding taxes	—	[a]
Net cash available	$1.2

a.	Rounds to less than $0.1 billion.
Debt. Following is a summary of total debt and the weighted-average interest rates at June 30, 2020 (in millions, except percentages).

		Weighted- Average Interest Rate
Senior Notes	$8,978	4.7%
Cerro Verde credit facility	827	2.1%
Other	109	1.9%
Total debt	$9,914	4.5%

At June 30, 2020, FCX had no borrowings, $13 million in letters of credit issued and $3.5 billion available under its revolving credit facility and no senior note maturities until 2022.
In April 2020, FCX redeemed the remainder of its outstanding 4.00% Senior Notes due 2021 and recorded a second-quarter 2020 loss on early extinguishment of debt totaling $9 million associated with the redemption.
In June 2020, FCX amended its revolving credit facility to provide additional flexibility on financial covenants. The key changes include a suspension of the total leverage ratio and the addition of a $1.0 billion minimum liquidity requirement through second-quarter 2021, a reduction in the interest expense coverage ratio to a minimum of 2.0x through 2021, and additional restrictions on priority debt and liens, and the payment of dividends through 2021. FCX retained the option to revert to the previous covenant requirements if it determines additional flexibility is no longer needed.
On July 13, 2020, FCX priced $1.5 billion of senior notes in two tranches ($650 million of 4.375% Senior Notes due 2028 and $850 million of 4.625% Senior Notes due 2030) in an underwritten registered public offering, which is expected to close on July 27, 2020, subject to customary closing conditions. FCX intends to use the net proceeds from the senior notes offering and, if necessary, cash on hand or available liquidity to fund its tender offers for up to $1.5 billion aggregate purchase price of its 3.55% Senior Notes due 2022, 3.875% Senior Notes due 2023 and 4.55% Senior Notes due 2024. Any net proceeds not used for the tender offers will be used for general corporate purposes, which may include repurchases or redemptions of FCX's notes. These transactions will further enhance FCX's financial flexibility and extend the maturities of its outstanding indebtedness.
This press release is for informational purposes only and does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

FINANCIAL POLICY
FCX's financial policy will continue to prioritize liquidity and balance sheet management during this period of global economic turmoil associated with the COVID-19 pandemic. The Board of Directors (the Board) does not expect to declare common stock dividends during 2020. The declaration and payment of future dividends will be assessed on an ongoing basis, taking into account FCX’s financial results, cash requirements, future prospects, global economic conditions, and other factors deemed relevant by the Board.

9

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's second-quarter 2020 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing “fcx.com.” A replay of the webcast will be available through Friday, August 21, 2020.
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FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to ore grades and milling rates; forecasts or expectations regarding business outlook; production and sales volumes; unit net cash costs; cash flows; capital expenditures; liquidity; operating costs; operating plans; cost savings; the consummation of the tender offers and the notes offering, including the use of proceeds therefrom, FCX's expectations regarding its share of PT-FI's net (loss) income and future cash flows through 2022; PT-FI's development, financing, construction and completion of a new smelter in Indonesia; improvements in operating procedures and technology; exploration efforts and results; development and production activities, rates and costs; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; reserve estimates; execution of the settlement agreement associated with the Louisiana coastal erosion cases; and future dividend payments, share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “could,” “to be,” ”potential," “assumptions,” “guidance,” “future” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of future dividends is at the discretion of the Board and will depend on FCX's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board. In accordance with the June 2020 amendment to the revolving credit facility, FCX is currently restricted from declaring or paying common stock dividends.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, FCX's ability to consummate the tender offers and the notes offering; corporate developments that could preclude, impair or delay the notes offering due to restrictions under the federal securities laws; changes in the credit ratings of FCX; changes in FCX's cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions; the duration and scope of and uncertainties associated with the COVID-19 pandemic, and the impact thereof on commodity prices, FCX’s business and the global economy, which are evolving and beyond FCX’s control, and any related actions taken by governments and businesses; FCX’s ability to contain and mitigate the risk of spread or major outbreak of COVID-19 at its operating sites, including at PT-FI’s remote operating site in Papua; supply of and demand for, and prices of, copper, gold and molybdenum; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations; production rates; timing of shipments; results of feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesian government's extension of PT-FI's export license after March 15, 2021; risks associated with underground mining; satisfaction of requirements in accordance with PT-FI's special mining license (IUPK) to extend mining rights from 2031 through 2041; the Indonesian government's approval of a deferred schedule for completion of the new smelter in Indonesia; expected results from improvements in operating procedures and technology, including innovation initiatives; industry risks; regulatory changes; political and social risks; labor relations; weather- and climate-related risks; environmental risks; litigation results; cybersecurity incidents; changes in general market, economic and industry conditions; financial condition of FCX’s customers, suppliers, vendors, partners and affiliates, particularly during weak economic conditions and extended periods of low commodity prices; reductions in liquidity and access to capital; and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, each filed with the U.S. Securities and Exchange Commission (SEC), as updated by FCX's subsequent filings with the SEC.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
This press release also contains certain financial measures such as adjusted net income (loss) and unit net cash costs per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX's consolidated financial statements are in the supplemental schedules of this press release.

10

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended June 30,
	2020	2019	2020		2019
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	185	181	185		181
Bagdad (100%)	59	57	56		58
Safford (100%)	42	28	38		29
Sierrita (100%)	48	39	46		39
Miami (100%)	4	4	4		4
Chino (100%)	18	48	27		45
Tyrone (100%)	11	13	12		13
Other (100%)	1	—	—		—
Total North America	368	370	368		369

South America
Cerro Verde (53.56%)	178	239	179		240
El Abra (51%)	40	42	40		47
Total South America	218	281	219		287

Indonesia
Grasberg (48.76%)[b]	181	125	172		151
Total	767	776	759	[c]	807	[c]
Less noncontrolling interests	136	155	135		163
Net	631	621	624		644

Average realized price per pound			$2.55	[d]	$2.75

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	2	6	4		4
Indonesia (48.76%)[b]	189	154	180		185
Consolidated	191	160	184		189
Less noncontrolling interests	35	30	34		35
Net	156	130	150		154

Average realized price per ounce			$1,749		$1,351

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	3	4	N/A		N/A
Climax (100%)	3	5	N/A		N/A
North America copper mines (100%)[a]	9	9	N/A		N/A
Cerro Verde (53.56%)	4	7	N/A		N/A
Consolidated	19	25	18		24
Less noncontrolling interests	2	3	2		4
Net	17	22	16		20

Average realized price per pound			$10.53		$13.15

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT Freeport Indonesia (PT-FI) is expected to approximate 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 71 million pounds in second-quarter 2020 and 114 million pounds in second-quarter 2019.

d. Includes a reduction to the average realized price of $0.03 per pound of copper related to forward sales contracts covering 150 million pounds of copper sales for May and June 2020 at a fixed price of $2.34 per pound.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Six Months Ended June 30,
	2020	2019	2020		2019
MINING OPERATIONS:	Production		Sales
Copper (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	358	348	363		337
Bagdad (100%)	105	112	104		109
Safford (100%)	71	56	66		56
Sierrita (100%)	89	75	87		73
Miami (100%)	8	7	8		7
Chino (100%)	60	83	71		82
Tyrone (100%)	22	25	23		25
Other (100%)	1	—	1		—
Total North America	714	706	723		689

South America
Cerro Verde (53.56%)	381	500	385		496
El Abra (51%)	82	80	81		81
Total South America	463	580	466		577

Indonesia
Grasberg (48.76%)[b]	321	270	299		325
Total	1,498	1,556	1,488	[c]	1,591	[c]
Less noncontrolling interests	277	322	275		331
Net	1,221	1,234	1,213		1,260

Average realized price per pound			$2.53	[d]	$2.78

Gold (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	6	10	9		11
Indonesia (48.76%)[b]	341	316	319		420
Consolidated	347	326	328		431
Less noncontrolling interests	64	60	60		79
Net	283	266	268		352

Average realized price per ounce			$1,709		$1,315

Molybdenum (millions of recoverable pounds)
(FCX's net interest in %)
Henderson (100%)	5	8	N/A		N/A
Climax (100%)	8	9	N/A		N/A
North America (100%)[a]	17	16	N/A		N/A
Cerro Verde (53.56%)	8	15	N/A		N/A
Consolidated	38	48	39		46
Less noncontrolling interests	4	7	5		7
Net	34	41	34		39

Average realized price per pound			$10.84		$12.93

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT-FI is expected to approximate 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 159 million pounds for the first six months of 2020 and 231 million pounds for the first six months of 2019.

d. Includes a reduction to the average realized price of $0.02 per pound of copper related to forward sales contracts covering 150 million pounds of copper sales for May and June 2020 at a fixed price of $2.34 per pound.

II

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020		2019	2020		2019
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	744,000		797,600	736,100		751,600
Average copper ore grade (percent)	0.28		0.23	0.28		0.23
Copper production (millions of recoverable pounds)	265		245	500		471

Mill Operations
Ore milled (metric tons per day)	286,200		320,300	309,800		317,900
Average ore grades (percent):
Copper	0.37		0.36	0.34		0.34
Molybdenum	0.02		0.02	0.02		0.02
Copper recovery rate (percent)	84.6		87.4	85.8		87.6
Production (millions of recoverable pounds):
Copper	176		195	354		371
Molybdenum	9		9	17		17

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	141,900		187,000	162,200		178,400
Average copper ore grade (percent)	0.33		0.38	0.35		0.36
Copper production (millions of recoverable pounds)	62		63	125		122

Mill Operations
Ore milled (metric tons per day)	251,800	[a]	407,700	300,700	[a]	397,200
Average ore grades (percent):
Copper	0.39		0.34	0.36		0.36
Molybdenum	0.01		0.02	0.01		0.02
Copper recovery rate (percent)	83.9		81.7	80.8		84.5
Production (millions of recoverable pounds):
Copper	156		218	338		458
Molybdenum	4		7	8		15

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg open pit[b]	—		54,000	3,600		78,300
Deep Ore Zone underground mine[c]	21,600		21,100	20,900		25,700
Deep Mill Level Zone underground mine[c]	27,600		7,700	23,100		7,200
Grasberg Block Cave underground mine[c]	27,200		7,400	23,100		6,200
Big Gossan underground mine[c]	5,900		5,400	6,300		5,500
Total	81,900	[d]	95,600	77,000		122,900
Average ore grades:
Copper (percent)	1.27		0.80	1.21		0.69
Gold (grams per metric ton)	1.04		0.79	1.02		0.66
Recovery rates (percent):
Copper	91.7		88.3	91.7		86.3
Gold	78.3		74.9	77.6		71.6
Production (recoverable):
Copper (millions of pounds)	181		125	321		270
Gold (thousands of ounces)	189		154	341		316

100% Molybdenum Mines
Ore milled (metric tons per day)	23,500		35,200	25,200		31,500
Average molybdenum ore grade (percent)	0.16		0.15	0.16		0.16
Molybdenum production (millions of recoverable pounds)	6		9	13		17

a. Cerro Verde mill operations were negatively impacted by COVID-19 restrictions. Mill throughput rates averaged 316,800 metric tons of ore per day in June 2020.

b. Includes ore from the Grasberg open-pit stockpile.

c. Reflects ore extracted, including ore from development activities that result in metal production.

d. Does not foot because of rounding.

III

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2020		2019	2020		2019
	(In Millions, Except Per Share Amounts)
Revenues[a]	$3,054		$3,546	$5,852		$7,338
Cost of sales:
Production and delivery	2,394	[b,c]	3,005	4,939	[b,c]	5,929
Depreciation, depletion and amortization	358	[b]	352	699	[b]	699
Metals inventory adjustments	(139)		2	83		59
Total cost of sales	2,613		3,359	5,721		6,687
Selling, general and administrative expenses	91	[c]	92	201	[c]	199
Mining exploration and research expenses	18	[c]	31	34	[c]	58
Environmental obligations and shutdown costs	11		23	37		65
Net loss (gain) on sales of assets	—		8	11		(25)
Total costs and expenses	2,733		3,513	6,004		6,984
Operating income (loss)	321		33	(152)		354
Interest expense, net[d]	(115)		(132)	(242)		(278)
Net loss on early extinguishment of debt	(9)		—	(41)		(6)
Other income, net	20		5	40		19
Income (loss) from continuing operations before income taxes and equity in affiliated companies' net earnings	217		(94)	(395)		89
(Provision for) benefit from income taxes[e]	(96)		15	(36)		(90)
Equity in affiliated companies' net earnings	3		5	6		2
Net income (loss) from continuing operations	124		(74)	(425)		1
Net gain from discontinued operations	—		—	—		1
Net income (loss)	124		(74)	(425)		2
Net (income) loss attributable to noncontrolling interests	(71)		2	(13)		(43)
Net income (loss) attributable to common stockholders[f]	$53		$(72)	$(438)		$(41)

Diluted net income (loss) per share attributable to common stock:
Continuing operations	$0.03		$(0.05)	$(0.30)		$(0.03)
Discontinued operations	—		—	—		—
	$0.03		$(0.05)	$(0.30)		$(0.03)

Weighted-average common shares outstanding:
Basic	1,453		1,451	1,453		1,451
Diluted	1,458		1,451	1,453		1,451

Dividends declared per share of common stock	$—		$0.05	$—		$0.10

a.
Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," on page IX.

b.
Includes COVID-19 related charges totaling $114 million in second-quarter 2020 and $142 million for the first six months of 2020, primarily associated with idle facility, contract cancellation and other charges, which are summarized in the supplemental schedule, "Adjusted Net Income (Loss)," on page VII.

c.	Includes charges totaling $82 million associated with an employee separation program, which are summarized in the supplemental schedule, "Adjusted Net Income (Loss)," on page VII.

d.
Consolidated interest costs (before capitalization) totaled $159 million in second-quarter 2020, $167 million in second-quarter 2019, $330 million for the first six months of 2020 and $345 million for the first six months of 2019.

e.	For a summary of FCX's provision for income taxes, refer to the supplemental schedule, "Income Taxes," on page VIII.

f.
FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page IX.

IV

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2020	2019
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,465	$2,020
Trade accounts receivable	717	741
Income and other tax receivables	646	426
Inventories:
Materials and supplies, net	1,604	1,649
Mill and leach stockpiles	1,030	1,143
Product	1,176	1,281
Other current assets	517	655
Total current assets	7,155	7,915
Property, plant, equipment and mine development costs, net	29,936	29,584
Long-term mill and leach stockpiles	1,446	1,425
Other assets	1,693	1,885
Total assets	$40,230	$40,809

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,471	$2,576
Current portion of environmental and asset retirement obligations	298	436
Current portion of debt	90	5
Accrued income taxes	47	119
Dividends payable	—	73
Total current liabilities	2,906	3,209
Long-term debt, less current portion	9,824	9,821
Deferred income taxes	4,180	4,210
Environmental and asset retirement obligations, less current portion	3,767	3,630
Other liabilities	2,398	2,491
Total liabilities	23,075	23,361

Equity:
Stockholders' equity:
Common stock	158	158
Capital in excess of par value	25,905	25,830
Accumulated deficit	(12,718)	(12,280)
Accumulated other comprehensive loss	(652)	(676)
Common stock held in treasury	(3,739)	(3,734)
Total stockholders' equity	8,954	9,298
Noncontrolling interests[a]	8,201	8,150
Total equity	17,155	17,448
Total liabilities and equity	$40,230	$40,809

a.
Includes $4.6 billion associated with the December 2018 PT-FI transaction, including $4.1 billion associated with the PT Indonesia Asahan Aluminium (Persero) acquisition of Rio Tinto's joint venture interest.

V

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2020		2019
	(In Millions)
Cash flow from operating activities:
Net (loss) income	$(425)		$2
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	699		699
Metals inventory adjustments	83		59
Net loss (gain) on sales of assets	11		(25)
Stock-based compensation	43		40
Net charges for environmental and asset retirement obligations, including accretion	112		109
Payments for environmental and asset retirement obligations	(119)		(100)
Net charges for defined pension and postretirement plans	45		53
Pension plan contributions	(29)		(33)
Net loss on early extinguishment of debt	41		6
Deferred income taxes	(28)		20
PT-FI surface water tax settlement	—		28
Charges for Cerro Verde royalty dispute	15		28
Payments for Cerro Verde royalty dispute	(90)		(86)
Other, net	(46)		40
Changes in working capital and other:
Accounts receivable	83		256
Inventories	168		254
Other current assets	(4)		(26)
Accounts payable and accrued liabilities	(73)		9
Accrued income taxes and timing of other tax payments	(33)		(245)
Net cash provided by operating activities	453		1,088

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(332)		(417)
South America	(125)		(108)
Indonesia	(634)		(658)
Molybdenum mines	(11)		(6)
Other	(35)		(62)
Proceeds from sales of assets	116	[a]	94	[b]
Other, net	(5)		(10)
Net cash used in investing activities	(1,026)		(1,167)

Cash flow from financing activities:
Proceeds from debt	1,585		328
Repayments of debt	(1,527)		(1,563)
Cash dividends and distributions paid:
Common stock	(73)		(146)
Noncontrolling interests	—		(79)
Contributions from noncontrolling interests	74		100
Stock-based awards net payments	(4)		(6)
Debt financing costs and other, net	(31)		(4)
Net cash provided by (used in) financing activities	24		(1,370)

Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(549)		(1,449)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	2,278		4,455
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period[c]	$1,729		$3,006

a.
Includes $60 million in contingent consideration associated with the 2016 sale of TF Holdings Limited because the average cobalt price exceeded $20 per pound during the 24-month period ending December 31, 2019. Also includes the collection of $45 million related to the sale of the Timok exploration assets in Serbia that were sold in late 2019.

b.	Includes $50 million in contingent consideration associated with the 2016 sale of onshore California oil & gas properties because the average oil price exceeded $70 per barrel during 2018.

c.	Includes restricted cash and restricted cash equivalents of $264 million at June 30, 2020, and $383 million at June 30, 2019.

VI

Freeport-McMoRan Inc.
ADJUSTED NET INCOME (LOSS)
Adjusted net income (loss) is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net income (loss) attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income (loss) follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended June 30,
	2020						2019
	Pre-tax		After-tax[a]		Per Share		Pre-tax		After-tax[a]	Per Share
Net income (loss) attributable to common stock	N/A		$53		$0.03		N/A		$(72)	$(0.05)

Metals inventory adjustments	$139		$101		$0.07		$(2)		$(1)	$—
COVID-19 related costs	(114)	[b]	(71)		(0.05)		—		—	—
Employee separation program	(82)	[c]	(73)		(0.05)		—		—	—
PT-FI charges	—		—		—		(28)	[d]	(14)	(0.01)
Other net credits (charges)	16	[e]	10		0.01		(2)		—	—
Net adjustments to environmental obligations and related litigation reserves	(1)		(1)		—		(9)		(9)	(0.01)
Net loss on sales of assets	—		—		—		(8)		(8)	(0.01)
Net loss on early extinguishment of debt	(9)		(9)		(0.01)		—		—	—
Net tax credits[f]	N/A		53		0.04		N/A		18	0.01
	$(52)	[g]	$9	[g]	$0.01		$(49)		$(14)	$(0.01)	[g]

Adjusted net income (loss) attributable to common stock	N/A		$44		$0.03	[g]	N/A		$(58)	$(0.04)

	Six Months Ended June 30,
	2020					2019
	Pre-tax		After-tax[a]	Per Share		Pre-tax		After-tax[a]	Per Share
Net loss attributable to common stock	N/A		$(438)	$(0.30)		N/A		$(41)	$(0.03)

Metals inventory adjustments	$(83)		$(81)	$(0.06)		$(59)		$(27)	$(0.02)
COVID-19 related costs	(142)	[b]	(80)	(0.06)		—		—	—
Employee separation program	(82)	[c]	(73)	(0.05)		—		—	—
PT-FI charges	—		—	—		(28)	[d]	(14)	(0.01)
Other net credits (charges)	—		2	—		(24)		(10)	(0.01)
Net adjustments to environmental obligations and related litigation reserves	(15)		(15)	(0.01)		(44)		(44)	(0.03)
Net (loss) gain on sales of assets	(11)		(11)	(0.01)		25		25	0.02
Net loss on early extinguishment of debt	(41)		(41)	(0.03)		(6)		(5)	—
Net tax credits[f]	N/A		52	0.04		N/A		24	0.02
Gain on discontinued operations	—		—	—		1		1	—
	$(375)	[g]	$(247)	$(0.17)	[g]	$(135)		$(50)	$(0.03)

Adjusted net (loss) income attributable to common stock	N/A		$(191)	$(0.13)		N/A		$9	$0.01	[g]

a.	Reflects impact to FCX net income (loss) attributable to common stock (i.e., net of any taxes and noncontrolling interests).

b.
Includes charges recorded to production and delivery ($93 million in second-quarter 2020 and $113 million for the first six months of 2020) and to depreciation, depletion and amortization ($21 million in second-quarter 2020 and $29 million for the first six months of 2020) associated with idle facility costs, contract cancellation and other charges directly related to the COVID-19 pandemic.

c.
The second-quarter and first six months of 2020 include employee separation costs recorded to production and delivery ($60 million), selling, general and administrative ($15 million), and mining exploration and research ($7 million).

d.	Reflects an adjustment to the settlement of the historical surface water tax disputes with the local regional tax authority in Papua, Indonesia.

e.	Includes other net credits totaling $1 million to production and delivery, $1 million to interest expense and $14 million to other income, net.

f.	Refer to "Income Taxes" below for further discussion of net tax credits.

g.	Does not foot because of rounding.

VII

Freeport-McMoRan Inc.
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax (provision) benefit (in millions, except percentages):

	Three Months Ended June 30,
	2020				2019
			Income Tax				Income Tax
	Income	Effective	(Provision)		Income	Effective	(Provision)
	(Loss)[a]	Tax Rate	Benefit		(Loss)[a]	Tax Rate	Benefit
U.S.[b]	$(130)	42%	$54	[c]	$(86)	21%	$18	[d]
South America	145	31%	(45)		31	39%	(12)
Indonesia	188	42%	(79)		(92)	38%	35
Eliminations and other	14	N/A	(5)		53	N/A	(20)
Rate adjustment[e]	—	N/A	(21)		—	N/A	(6)
Continuing operations	$217	44%	$(96)		$(94)	16%	$15

	Six Months Ended June 30,
	2020					2019
				Income Tax				Income Tax
	Income	Effective		(Provision)		Income	Effective	(Provision)
	(Loss)[a]	Tax Rate		Benefit		(Loss)[a]	Tax Rate	Benefit
U.S.[b]	$(581)	10%		$58	[c]	$(183)	10%	$19	[d]
South America	(57)	58%		33		294	40%	(117)
Indonesia	169	54%		(91)	[f]	(13)	69%	9	[g]
Eliminations and other	74	N/A		(16)		(9)	N/A	(10)
Rate adjustment[e]	—	N/A		(20)		—	N/A	9
Continuing operations	$(395)	(9)%	[h]	$(36)		$89	101%	$(90)

a.	Represents income (loss) from continuing operations before income taxes and equity in affiliated companies' net earnings.

b.
In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.

c.
The second quarter and first six months of 2020 include a tax credit of $53 million associated with the reversal of a year-end 2019 tax charge related to the sale of FCX's interest in the lower zone of the Timok exploration project in Serbia. The first six months of 2020 also includes a tax credit of $6 million associated with the removal of a valuation allowance on deferred tax assets.

d.	The second quarter and first six months of 2019 include tax credits totaling $18 million primarily associated with state law changes.

e.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.

f.	Includes a tax charge of $8 million ($7 million net of noncontrolling interest) associated with an unfavorable 2012 Indonesia Supreme Court ruling.

g.	Includes a tax credit of $8 million ($6 million net of noncontrolling interest) associated with the reduction in PT-FI's statutory tax rates in accordance with its special mining license (IUPK).

h.
FCX's consolidated effective income tax rate is a function of the combined effective tax rates for the jurisdictions in which FCX operates, excluding the U.S. jurisdiction. Because FCX's U.S. jurisdiction generated net losses in the first six months of 2020 that will not result in a realized tax benefit, applicable accounting rules require FCX to adjust its estimated annual effective tax rate to exclude the impact of U.S. net losses.

Assuming achievement of current sales volume and cost estimates and average prices of $2.85 per pound for copper, $1,800 per ounce for gold and $7.00 per pound for molybdenum for the second half of 2020, FCX estimates its consolidated effective tax rate for the year 2020 would approximate 60 percent. Changes in sales volumes and average prices during 2020 would incur tax impacts at estimated effective rates of 38 percent for Indonesia, 37 percent for Peru and 0 percent for the U.S.
Variations in the relative proportions of jurisdictional income result in fluctuations to FCX's consolidated effective income tax rate. Because of FCX's U.S. tax position, it does not record a financial statement impact for income or losses generated in the U.S.

VIII

Freeport-McMoRan Inc.
DERIVATIVE INSTRUMENTS
For the six months ended June 30, 2020, FCX's mined copper was sold 46 percent in concentrate, 32 percent as cathode and 22 percent as rod from North America operations. Substantially all of FCX's copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $2.43 per pound during second-quarter 2020 and settled at $2.74 per pound on June 30, 2020. Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of the average recorded copper price for the period. FCX's average realized copper price was $2.55 per pound in second-quarter 2020.

Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended June 30,
	2020			2019
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$55	$107	$162	$(83)	$(39)	$(122)
Net income (loss) attributable to common stock	$19	$43	$62	$(35)	$(18)	$(53)
Net income (loss) per share of common stock	$0.01	$0.03	$0.04	$(0.02)	$(0.01)	$(0.04)

a.	Reflects adjustments to provisionally priced copper sales at March 31, 2020 and 2019.

b.	Reflects adjustments to provisionally priced copper sales during the second quarters of 2020 and 2019.

	Six Months Ended June 30,
	2020			2019
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$(102)	$26	$(76)	$58	$(58)	$—
Net loss attributable to common stock	$(43)	$6	$(37)	$23	$(27)	$(4)
Net loss per share of common stock	$(0.03)	$—	$(0.03)	$0.02	$(0.02)	$—

a.	Reflects adjustments to provisionally priced copper sales at December 31, 2019 and 2018.

b.	Reflects adjustments to provisionally priced copper sales for the first six months of 2020 and 2019.
At June 30, 2020, FCX had provisionally priced copper sales at its copper mining operations totaling 183 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $2.73 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $6 million effect on 2020 net income attributable to common stock. The LME copper price settled at $2.96 per pound on July 22, 2020.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 25 percent of PT-FI's sales to PT Smelting (PT-FI's 25 percent-owned Indonesian smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net (reductions) additions to operating income (loss) totaling $(17) million ($(6) million to net income attributable to common stock) in second-quarter 2020, $11 million ($(2) million to net loss attributable to common stock) in second-quarter 2019, $(6) million ($1 million to net loss attributable to common stock) for the first six months of 2020 and $(20) million ($(15) million to net loss attributable to common stock) for the first six months of 2019. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $28 million at June 30, 2020. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

IX

Freeport-McMoRan Inc.
BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci, Bagdad, Cerro Verde and Grasberg (Indonesia Mining) copper mines, the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

X

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
													Atlantic	Corporate,
	North America Copper Mines					South America Mining							Copper	Other
			Other			Cerro	Other		Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Bagdad	Mines	Total		Verde	Mines	Total	Mining		Mines	Refining	& Refining	nations		Total
Three Months Ended June 30, 2020
Revenues:
Unaffiliated customers	$20	$—	$16	$36		$471	$106	$577	$683	[a]	$—	$1,106	$464	$188	[b]	$3,054
Intersegment	447	166	339	952	[c]	52	—	52	35		58	8	2	(1,107)		—
Production and delivery	348	118	321	787		334	104	438	378		61	1,138	446	(854)		2,394
Depreciation, depletion and amortization	43	13	33	89		88	14	102	124		15	6	7	15		358
Metals inventory adjustments	—	—	(89)	(89)		—	(57)	(57)	—		1	1	—	5		(139)
Selling, general and administrative expenses	—	—	1	1		1	—	1	28		—	—	5	56		91
Mining exploration and research expenses	—	—	1	1		—	—	—	—		—	—	—	17		18
Environmental obligations and shutdown costs	—	—	—	—		—	—	—	—		—	—	—	11		11
Operating income (loss)	76	35	88	199		100	45	145	188		(19)	(31)	8	(169)		321

Interest expense, net	1	—	—	1		20	—	20	1		—	—	1	92		115
Provision for (benefit from) income taxes	—	—	—	—		29	16	45	78		—	—	1	(28)		96
Total assets at June 30, 2020	2,697	794	4,404	7,895		8,515	1,631	10,146	16,848		1,777	259	726	2,579		40,230
Capital expenditures	27	12	109	148		31	20	51	308		4	2	5	9		527

Three Months Ended June 30, 2019
Revenues:
Unaffiliated customers	$16	$—	$69	$85		$562	$128	$690	$583	[a]	$—	$1,171	$546	$471	[b]	$3,546
Intersegment	491	204	340	1,035		71	—	71	(1)		109	4	—	(1,218)		—
Production and delivery	348	128	348	824		455	126	581	554		78	1,171	515	(718)		3,005
Depreciation, depletion and amortization	43	11	33	87		101	18	119	99		18	3	7	19		352
Metals inventory adjustments	—	—	1	1		—	—	—	—		—	—	—	1		2
Selling, general and administrative expenses	—	—	—	—		2	—	2	30		—	—	5	55		92
Mining exploration and research expenses	—	—	1	1		—	—	—	—		—	—	—	30		31
Environmental obligations and shutdown costs	—	—	—	—		—	—	—	—		—	—	—	23		23
Net loss on sales of assets	—	—	—	—		—	—	—	—		—	—	—	8		8
Operating income (loss)	116	65	26	207		75	(16)	59	(101)		13	1	19	(165)		33

Interest expense, net	1	—	—	1		25	—	25	1		—	—	6	99		132
Provision for (benefit from) income taxes	—	—	—	—		20	(9)	11	(35)		—	—	2	7		(15)
Total assets at June 30, 2019	2,917	742	4,179	7,838		8,571	1,699	10,270	16,261		1,792	250	764	3,911		41,086
Capital expenditures	49	33	125	207		43	4	47	339		2	1	5	28		629

a.	Includes PT-FI's sales to PT Smelting totaling $433 million in second-quarter 2020 and $470 million in second-quarter 2019.

b.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

c.	Includes hedging losses totaling $24 million related to forward sales contracts covering 150 million pounds of copper sales for May and June 2020 at a fixed price of $2.34 per pound.

XI

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
													Atlantic	Corporate,
	North America Copper Mines					South America Mining							Copper	Other
			Other			Cerro	Other		Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Bagdad	Mines	Total		Verde	Mines	Total	Mining		Mines	Refining	& Refining	nations		Total
Six Months Ended June 30, 2020
Revenues:
Unaffiliated customers	$22	$—	$23	$45		$847	$204	$1,051	$1,128	[a]	$—	$2,221	$893	$514	[b]	$5,852
Intersegment	889	325	714	1,928	[c]	90	—	90	35		129	16	13	(2,211)		—
Production and delivery	697	244	706	1,647		758	214	972	721		127	2,257	857	(1,642)		4,939
Depreciation, depletion and amortization	87	27	67	181		181	29	210	225		31	8	14	30		699
Metals inventory adjustments	4	—	52	56		—	3	3	—		5	1	—	18		83
Selling, general and administrative expenses	1	—	1	2		3	—	3	56		—	—	10	130		201
Mining exploration and research expenses	—	—	2	2		—	—	—	—		—	—	—	32		34
Environmental obligations and shutdown costs	—	—	—	—		—	—	—	—		—	1	—	36		37
Net loss on sales of assets	—	—	—	—		—	—	—	—		—	—	—	11		11
Operating income (loss)	122	54	(91)	85		(5)	(42)	(47)	161		(34)	(30)	25	(312)		(152)

Interest expense, net	2	—	—	2		48	—	48	2		—	—	4	186		242
(Benefit from) provision for income taxes	—	—	—	—		(23)	(10)	(33)	90		—	—	1	(22)		36
Capital expenditures	71	37	224	332		90	35	125	634		11	4	11	20		1,137

Six Months Ended June 30, 2019
Revenues:
Unaffiliated customers	$28	$—	$164	$192		$1,289	$226	$1,515	$1,288	[a]	$—	$2,299	$1,117	$927	[b]	$7,338
Intersegment	949	382	631	1,962		197	—	197	57		200	10	5	(2,431)		—
Production and delivery	643	248	676	1,567		894	226	1,120	1,110		149	2,304	1,067	(1,388)		5,929
Depreciation, depletion and amortization	83	21	66	170		201	32	233	204		34	5	14	39		699
Metals inventory adjustments	—	—	1	1		—	—	—	—		—	—	—	58		59
Selling, general and administrative expenses	1	—	1	2		4	—	4	60		—	—	10	123		199
Mining exploration and research expenses	—	—	1	1		—	—	—	—		—	—	—	57		58
Environmental obligations and shutdown costs	—	—	—	—		—	—	—	—		—	—	—	65		65
Net gain on sales of assets	—	—	—	—		—	—	—	—		—	—	—	(25)		(25)
Operating income (loss)	250	113	50	413		387	(32)	355	(29)		17	—	31	(433)		354

Interest expense, net	2	—	—	2		54	—	54	1		—	—	12	209		278
Provision for (benefit from) income taxes	—	—	—	—		130	(14)	116	(9)		—	—	3	(20)		90
Capital expenditures	111	58	248	417		99	9	108	658		6	2	9	51		1,251

a.	Includes PT-FI's sales to PT Smelting totaling $813 million for the first six months of 2020 and $879 million for the first six months of 2019.

b.	Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

c.	Includes hedging losses totaling $24 million related to forward sales contracts covering 150 million pounds of copper sales for May and June 2020 at a fixed price of $2.34 per pound.

XII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit (loss) per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit (loss) per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board of Directors to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as stock-based compensation costs, inventory adjustments, long-lived asset impairments, idle facility costs, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.

XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$888	[c]	$888	$71	$18	$977
Site production and delivery, before net noncash and other costs shown below	678		636	57	10	703
By-product credits	(64)		—	—	—	—
Treatment charges	37		36	—	1	37
Net cash costs	651		672	57	11	740
Depreciation, depletion and amortization (DD&A)	88		82	5	1	88
Metals inventory adjustments	(89)		(89)	—	—	(89)
Noncash and other costs, net	36	[d]	34	1	1	36
Total costs	686		699	63	13	775
Other revenue adjustments, primarily for pricing on prior period open sales	6		6	—	—	6
Gross profit	$208		$195	$8	$5	$208

Copper sales (millions of recoverable pounds)	368		368
Molybdenum sales (millions of recoverable pounds)[a]				9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.42	[c]	$2.42	$8.33
Site production and delivery, before net noncash and other costs shown below	1.85		1.73	6.76
By-product credits	(0.17)		—	—
Treatment charges	0.10		0.10	—
Unit net cash costs	1.78		1.83	6.76
DD&A	0.24		0.22	0.55
Metals inventory adjustments	(0.24)		(0.24)	—
Noncash and other costs, net	0.09	[d]	0.09	0.08
Total unit costs	1.87		1.90	7.39
Other revenue adjustments, primarily for pricing on prior period open sales	0.02		0.02	—
Gross profit per pound	$0.57		$0.54	$0.94

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$977		$703	$88	$(89)
Treatment charges	(2)		35	—	—
Noncash and other costs, net	—		36	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	6		—	—	—
Eliminations and other	7		13	1	—
North America copper mines	988		787	89	(89)
Other mining[e]	2,985		2,461	254	(55)
Corporate, other & eliminations	(919)		(854)	15	5
As reported in FCX's consolidated financial statements	$3,054		$2,394	$358	$(139)

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.
Includes reductions to revenues and average realized prices totaling $24 million ($0.06 per pound of copper) related to forward sales contracts covering 150 million pounds of copper sales for May and June 2020 at a fixed price of $2.34 per pound.

d.
Includes charges totaling $22 million ($0.06 per pound of copper) primarily associated with idle facility and contract cancellation costs related to the COVID-19 pandemic and employee separation costs associated with April 2020 revised operating plans.

e.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,026	$1,026	$103	$20	$1,149
Site production and delivery, before net noncash and other costs shown below	758	692	79	13	784
By-product credits	(97)	—	—	—	—
Treatment charges	40	39	—	1	40
Net cash costs	701	731	79	14	824
DD&A	88	79	7	2	88
Metals inventory adjustments	1	1	—	—	1
Noncash and other costs, net	9	7	2	—	9
Total costs	799	818	88	16	922
Other revenue adjustments, primarily for pricing on prior period open sales	(16)	(16)	—	—	(16)
Gross profit	$211	$192	$15	$4	$211

Copper sales (millions of recoverable pounds)	369	369
Molybdenum sales (millions of recoverable pounds)[a]			9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.78	$2.78	$12.39
Site production and delivery, before net noncash and other costs shown below	2.05	1.88	9.53
By-product credits	(0.26)	—	—
Treatment charges	0.11	0.10	—
Unit net cash costs	1.90	1.98	9.53
DD&A	0.24	0.22	0.77
Metals inventory adjustments	—	—	—
Noncash and other costs, net	0.03	0.02	0.23
Total unit costs	2.17	2.22	10.53
Other revenue adjustments, primarily for pricing on prior period open sales	(0.04)	(0.04)	—
Gross profit per pound	$0.57	$0.52	$1.86

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$1,149	$784	$88	$1
Treatment charges	(19)	21	—	—
Noncash and other costs, net	—	9	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(16)	—	—	—
Eliminations and other	6	10	(1)	—
North America copper mines	1,120	824	87	1
Other mining[c]	3,173	2,899	246	—
Corporate, other & eliminations	(747)	(718)	19	1
As reported in FCX's consolidated financial statements	$3,546	$3,005	$352	$2

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,799	[c]	$1,799	$147	$44	$1,990
Site production and delivery, before net noncash and other costs shown below	1,439		1,333	128	28	1,489
By-product credits	(141)		—	—	—	—
Treatment charges	76		73	—	3	76
Net cash costs	1,374		1,406	128	31	1,565
DD&A	180		166	10	4	180
Metals inventory adjustments	56		54	—	2	56
Noncash and other costs, net	69	[d]	65	2	2	69
Total costs	1,679		1,691	140	39	1,870
Other revenue adjustments, primarily for pricing on prior period open sales	(22)		(22)	—	—	(22)
Gross profit	$98		$86	$7	$5	$98

Copper sales (millions of recoverable pounds)	722		722
Molybdenum sales (millions of recoverable pounds)[a]				17

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.50	[c]	$2.50	$8.99
Site production and delivery, before net noncash and other costs shown below	2.00		1.85	7.81
By-product credits	(0.19)		—	—
Treatment charges	0.10		0.10	—
Unit net cash costs	1.91		1.95	7.81
DD&A	0.25		0.23	0.64
Metals inventory adjustments	0.08		0.07	—
Noncash and other costs, net	0.09	[d]	0.09	0.15
Total unit costs	2.33		2.34	8.60
Other revenue adjustments, primarily for pricing on prior period open sales	(0.03)		(0.03)	—
Gross profit per pound	$0.14		$0.13	$0.39

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$1,990		$1,489	$180	$56
Treatment charges	(10)		66	—	—
Noncash and other costs, net	—		69	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(22)		—	—	—
Eliminations and other	15		23	1	—
North America copper mines	1,973		1,647	181	56
Other mining[e]	5,576		4,934	488	9
Corporate, other & eliminations	(1,697)		(1,642)	30	18
As reported in FCX's consolidated financial statements	$5,852		$4,939	$699	$83

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.
Includes reductions to revenues and average realized prices totaling $24 million ($0.03 per pound of copper) related to forward sales contracts covering 150 million pounds of copper sales for May and June 2020 at a fixed price of $2.34 per pound.

d.
Includes charges totaling $22 million ($0.03 per pound of copper) primarily associated with idle facility and contract cancellation costs related to the COVID-19 pandemic and employee separation costs associated with the April 2020 revised operating plans.

e.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X .

XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,931	$1,931	$190	$43	$2,164
Site production and delivery, before net noncash and other costs shown below	1,416	1,288	153	28	1,469
By-product credits	(180)	—	—	—	—
Treatment charges	76	73	—	3	76
Net cash costs	1,312	1,361	153	31	1,545
DD&A	170	155	12	3	170
Metals inventory adjustments	1	1	—	—	1
Noncash and other costs, net	32	28	3	1	32
Total costs	1,515	1,545	168	35	1,748
Other revenue adjustments, primarily for pricing on prior period open sales	4	4	—	—	4
Gross profit	$420	$390	$22	$8	$420

Copper sales (millions of recoverable pounds)	689	689
Molybdenum sales (millions of recoverable pounds)[a]			16

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$2.80	$2.80	$12.06
Site production and delivery, before net noncash and other costs shown below	2.05	1.87	9.69
By-product credits	(0.26)	—	—
Treatment charges	0.11	0.11	—
Unit net cash costs	1.90	1.98	9.69
DD&A	0.25	0.22	0.75
Metals inventory adjustments	—	—	—
Noncash and other costs, net	0.05	0.04	0.22
Total unit costs	2.20	2.24	10.66
Other revenue adjustments, primarily for pricing on prior period open sales	0.01	0.01	—
Gross profit per pound	$0.61	$0.57	$1.40

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$2,164	$1,469	$170	$1
Treatment charges	(32)	44	—	—
Noncash and other costs, net	—	32	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	4	—	—	—
Eliminations and other	18	22	—	—
North America copper mines	2,154	1,567	170	1
Other mining[c]	6,688	5,750	490	—
Corporate, other & eliminations	(1,504)	(1,388)	39	58
As reported in FCX's consolidated financial statements	$7,338	$5,929	$699	$59

a.	Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.

b.	Includes gold and silver product revenues and production costs.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X .

XVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$586		$586	$32	$618
Site production and delivery, before net noncash and other costs shown below	360		343	24	367
By-product credits	(25)		—	—	—
Treatment charges	32		32	—	32
Royalty on metals	1		1	—	1
Net cash costs	368		376	24	400
DD&A	103		98	5	103
Metals inventory adjustments	(57)		(57)	—	(57)
Noncash and other costs, net	71	[b]	67	4	71
Total costs	485		484	33	517
Other revenue adjustments, primarily for pricing on prior period open sales	44		44	—	44
Gross profit (loss)	$145		$146	$(1)	$145

Copper sales (millions of recoverable pounds)	219		219

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.67		$2.67
Site production and delivery, before net noncash and other costs shown below	1.64		1.57
By-product credits	(0.11)		—
Treatment charges	0.15		0.15
Royalty on metals	—		—
Unit net cash costs	1.68		1.72
DD&A	0.47		0.44
Metals inventory adjustments	(0.26)		(0.26)
Noncash and other costs, net	0.32	[b]	0.30
Total unit costs	2.21		2.20
Other revenue adjustments, primarily for pricing on prior period open sales	0.20		0.20
Gross profit per pound	$0.66		$0.67

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$618		$367	$103	$(57)
Treatment charges	(32)		—	—	—
Royalty on metals	(1)		—	—	—
Noncash and other costs, net	—		71	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	44		—	—	—
Eliminations and other	—		—	(1)	—
South America mining	629		438	102	(57)
Other mining[c]	3,344		2,810	241	(87)
Corporate, other & eliminations	(919)		(854)	15	5
As reported in FCX's consolidated financial statements	$3,054		$2,394	$358	$(139)

a.
Includes silver sales of 0.6 million ounces ($14.55 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.
Includes charges totaling $66 million ($0.30 per pound of copper), primarily associated with idle facility (Cerro Verde) and contract cancellation costs related to the COVID-19 pandemic, and employee separation costs associated with the April 2020 revised operating plans.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$781	$781	$92	$873
Site production and delivery, before net noncash and other costs shown below	550	498	64	562
By-product credits	(80)	—	—	—
Treatment charges	52	52	—	52
Royalty on metals	2	2	—	2
Net cash costs	524	552	64	616
DD&A	119	107	12	119
Noncash and other costs, net	21	20	1	21
Total costs	664	679	77	756
Other revenue adjustments, primarily for pricing on prior period open sales	(57)	(57)	—	(57)
Gross profit	$60	$45	$15	$60

Copper sales (millions of recoverable pounds)	287	287

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.72	$2.72
Site production and delivery, before net noncash and other costs shown below	1.92	1.74
By-product credits	(0.28)	—
Treatment charges	0.18	0.18
Royalty on metals	0.01	0.01
Unit net cash costs	1.83	1.93
DD&A	0.41	0.37
Noncash and other costs, net	0.07	0.07
Total unit costs	2.31	2.37
Other revenue adjustments, primarily for pricing on prior period open sales	(0.20)	(0.20)
Gross profit per pound	$0.21	$0.15

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$873	$562	$119
Treatment charges	(52)	—	—
Royalty on metals	(2)	—	—
Noncash and other costs, net	—	21	—
Other revenue adjustments, primarily for pricing on prior period open sales	(57)	—	—
Eliminations and other	(1)	(2)	—
South America mining	761	581	119
Other mining[b]	3,532	3,142	214
Corporate, other & eliminations	(747)	(718)	19
As reported in FCX's consolidated financial statements	$3,546	$3,005	$352

a.
Includes silver sales of 1.2 million ounces ($15.39 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2020
(In millions)		By-Product		Co-Product Method
		Method		Copper	Other[a]	Total
Revenues, excluding adjustments		$1,199		$1,199	$86	$1,285
Site production and delivery, before net noncash and other costs shown below		853		800	73	873
By-product credits		(66)		—	—	—
Treatment charges		72		72	—	72
Royalty on metals		2		2	—	2
Net cash costs		861		874	73	947
DD&A		210		195	15	210
Metals inventory adjustments		3		3	—	3
Noncash and other costs, net		100	[b]	95	5	100
Total costs		1,174		1,167	93	1,260
Other revenue adjustments, primarily for pricing on prior period open sales		(70)		(70)	—	(70)
Gross loss		$(45)		$(38)	$(7)	$(45)

Copper sales (millions of recoverable pounds)		466		466

Gross loss per pound of copper:

Revenues, excluding adjustments		$2.57		$2.57
Site production and delivery, before net noncash and other costs shown below		1.84		1.72
By-product credits		(0.14)		—
Treatment charges		0.15		0.15
Royalty on metals		—		—
Unit net cash costs		1.85		1.87
DD&A		0.45		0.42
Metals inventory adjustments		0.01		0.01
Noncash and other costs, net		0.21	[b]	0.20
Total unit costs		2.52		2.50
Other revenue adjustments, primarily for pricing on prior period open sales		(0.15)		(0.15)
Gross loss per pound		$(0.10)		$(0.08)

Reconciliation to Amounts Reported						Metals
				Production		Inventory
		Revenues		and Delivery	DD&A	Adjustments
Totals presented above		$1,285		$873	$210	$3
Treatment charges		(72)		—	—	—
Royalty on metals		(2)		—	—	—
Noncash and other costs, net		—		100	—	—
Other revenue adjustments, primarily for pricing on prior period open sales		(70)		—	—	—
Eliminations and other		—		(1)	—	—
South America mining		1,141		972	210	3
Other mining[c]	—	6,408		5,609	459	62
Corporate, other & eliminations	—	(1,697)		(1,642)	30	18
As reported in FCX's consolidated financial statements		$5,852		$4,939	$699	$83

a.
Includes silver sales of 1.5 million ounces ($16.37 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.
Includes charges totaling $86 million ($0.18 per pound of copper) primarily associated with idle facility (Cerro Verde) and contract cancellation costs related to the COVID-19 pandemic, and employee separation costs associated with the April 2020 revised operating plans.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X .

XX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2019
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$1,584	$1,584	$204	$1,788
Site production and delivery, before net noncash and other costs shown below	1,053	949	129	1,078
By-product credits	(179)	—	—	—
Treatment charges	108	108	—	108
Royalty on metals	3	3	—	3
Net cash costs	985	1,060	129	1,189
DD&A	233	207	26	233
Noncash and other costs, net	46	45	1	46
Total costs	1,264	1,312	156	1,468
Other revenue adjustments, primarily for pricing on prior period open sales	37	37	—	37
Gross profit	$357	$309	$48	$357

Copper sales (millions of recoverable pounds)	577	577

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.75	$2.75
Site production and delivery, before net noncash and other costs shown below	1.82	1.64
By-product credits	(0.31)	—
Treatment charges	0.19	0.19
Royalty on metals	0.01	0.01
Unit net cash costs	1.71	1.84
DD&A	0.40	0.35
Noncash and other costs, net	0.08	0.08
Total unit costs	2.19	2.27
Other revenue adjustments, primarily for pricing on prior period open sales	0.06	0.06
Gross profit per pound	$0.62	$0.54

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,788	$1,078	$233
Treatment charges	(108)	—	—
Royalty on metals	(3)	—	—
Noncash and other costs, net	—	46	—
Other revenue adjustments, primarily for pricing on prior period open sales	37	—	—
Eliminations and other	(2)	(4)	—
South America mining	1,712	1,120	233
Other mining[b]	7,130	6,197	427
Corporate, other & eliminations	(1,504)	(1,388)	39
As reported in FCX's consolidated financial statements	$7,338	$5,929	$699

a.
Includes silver sales of 2.5 million ounces ($15.58 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.

b.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X .

XXI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$458		$458	$315	$13	$786
Site production and delivery, before net noncash and other costs shown below	345		201	138	6	345
Gold and silver credits	(336)		—	—	—	—
Treatment charges	47		27	19	1	47
Export duties	16		10	6	—	16
Royalty on metals	25		13	12	—	25
Net cash costs	97		251	175	7	433
DD&A	124		72	50	2	124
Noncash and other costs, net	8	[b]	5	3	—	8
Total costs	229		328	228	9	565
Other revenue adjustments, primarily for pricing on prior period open sales	12		12	7	1	20
PT Smelting intercompany loss	(25)		(15)	(10)	—	(25)
Gross profit	$216		$127	$84	$5	$216

Copper sales (millions of recoverable pounds)	172		172
Gold sales (thousands of recoverable ounces)				180

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.67		$2.67	$1,748
Site production and delivery, before net noncash and other costs shown below	2.00		1.17	766
Gold and silver credits	(1.95)		—	—
Treatment charges	0.27		0.16	105
Export duties	0.09		0.05	35
Royalty on metals	0.15		0.08	65
Unit net cash costs	0.56		1.46	971
DD&A	0.72		0.42	276
Noncash and other costs, net	0.05	[b]	0.03	17
Total unit costs	1.33		1.91	1,264
Other revenue adjustments, primarily for pricing on prior period open sales	0.07		0.07	41
PT Smelting intercompany loss	(0.15)		(0.09)	(57)
Gross profit per pound/ounce	$1.26		$0.74	$468

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$786		$345	$124
Treatment charges	(47)		—	—
Export duties	(16)		—	—
Royalty on metals	(25)		—	—
Noncash and other costs, net	—		8	—
Other revenue adjustments, primarily for pricing on prior period open sales	20		—	—
PT Smelting intercompany loss	—		25	—
Indonesia mining	718		378	124
Other mining[c]	3,255		2,870	219
Corporate, other & eliminations	(919)		(854)	15
As reported in FCX's consolidated financial statements	$3,054		$2,394	$358

a.	Includes silver sales of 0.8 million ounces ($17.09 per ounce average realized price).

b.	Includes COVID-19 related costs totaling $4 million ($0.03 per pound of copper).

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2019
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$412		$412	$250	$8	$670
Site production and delivery, before net noncash and other costs shown below	516		317	193	6	516
Gold and silver credits	(256)		—	—	—	—
Treatment charges	40		25	14	1	40
Export duties	10		6	4	—	10
Royalty on metals	17		12	5	—	17
Net cash costs	327		360	216	7	583
DD&A	99		61	37	1	99
Noncash and other costs, net	45	[b]	28	17	—	45
Total costs	471		449	270	8	727
Other revenue adjustments, primarily for pricing on prior period open sales	(19)		(19)	(2)	—	(21)
PT Smelting intercompany profit	7		4	3	—	7
Gross loss	$(71)		$(52)	$(19)	$—	$(71)

Copper sales (millions of recoverable pounds)	151		151
Gold sales (thousands of recoverable ounces)				185

Gross loss per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.71		$2.71	$1,350
Site production and delivery, before net noncash and other costs shown below	3.40		2.09	1,041
Gold and silver credits	(1.69)		—	—
Treatment charges	0.26		0.16	80
Export duties	0.07		0.04	20
Royalty on metals	0.11		0.08	28
Unit net cash costs	2.15		2.37	1,169
DD&A	0.65		0.40	199
Noncash and other costs, net	0.30	[b]	0.18	91
Total unit costs	3.10		2.95	1,459
Other revenue adjustments, primarily for pricing on prior period open sales	(0.13)		(0.13)	(7)
PT Smelting intercompany profit	0.06		0.03	16
Gross loss per pound/ounce	$(0.46)		$(0.34)	$(100)

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$670		$516	$99
Treatment charges	(40)		—	—
Export duties	(10)		—	—
Royalty on metals	(17)		—	—
Noncash and other costs, net	—		45	—
Other revenue adjustments, primarily for pricing on prior period open sales	(21)		—	—
PT Smelting intercompany profit	—		(7)	—
Indonesia mining	582		554	99
Other mining[c]	3,711		3,169	234
Corporate, other & eliminations	(747)		(718)	19
As reported in FCX's consolidated financial statements	$3,546		$3,005	$352

a.	Includes silver sales of 0.5 million ounces ($14.57 per ounce average realized price).

b.
Includes charges of $28 million ($0.18 per pound of copper) associated with adjustments to the settlement of the historical surface water tax disputes with the local regional tax authority in Papua, Indonesia.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2020
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$760		$760	$545	$22	$1,327
Site production and delivery, before net noncash and other costs shown below	686		393	282	11	686
Gold and silver credits	(572)		—	—	—	—
Treatment charges	85		49	35	1	85
Export duties	20		11	8	1	20
Royalty on metals	44		25	19	—	44
Net cash costs	263		478	344	13	835
DD&A	225		129	92	4	225
Noncash and other costs, net	35	[b]	20	14	1	35
Total costs	523		627	450	18	1,095
Other revenue adjustments, primarily for pricing on prior period open sales	(20)		(20)	5	—	(15)
Gross profit	$217		$113	$100	$4	$217

Copper sales (millions of recoverable pounds)	299		299
Gold sales (thousands of recoverable ounces)				319

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.54		$2.54	$1,709
Site production and delivery, before net noncash and other costs shown below	2.29		1.31	884
Gold and silver credits	(1.91)		—	—
Treatment charges	0.28		0.17	110
Export duties	0.07		0.04	25
Royalty on metals	0.15		0.08	58
Unit net cash costs	0.88		1.60	1,077
DD&A	0.75		0.43	289
Noncash and other costs, net	0.12	[b]	0.06	45
Total unit costs	1.75		2.09	1,411
Other revenue adjustments, primarily for pricing on prior period open sales	(0.07)		(0.07)	14
Gross profit per pound/ounce	$0.72		$0.38	$312

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,327		$686	$225
Treatment charges	(85)		—	—
Export duties	(20)		—	—
Royalty on metals	(44)		—	—
Noncash and other costs, net	—		35	—
Other revenue adjustments, primarily for pricing on prior period open sales	(15)		—	—
Indonesia mining	1,163		721	225
Other mining[c]	6,386		5,860	444
Corporate, other & eliminations	(1,697)		(1,642)	30
As reported in FCX's consolidated financial statements	$5,852		$4,939	$699

a.	Includes silver sales of 1.3 million ounces ($16.30 per ounce average realized price).

b.	Includes COVID-19 related costs of $4 million ($0.01 per pound of copper).

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2019
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$900		$900	$552	$17	$1,469
Site production and delivery, before net noncash and other costs shown below	1,054		646	396	12	1,054
Gold and silver credits	(571)		—	—	—	—
Treatment charges	91		56	34	1	91
Export duties	27		17	10	—	27
Royalty on metals	45		28	16	1	45
Net cash costs	646		747	456	14	1,217
DD&A	204		125	77	2	204
Noncash and other costs, net	48	[b]	29	18	1	48
Total costs	898		901	551	17	1,469
Other revenue adjustments, primarily for pricing on prior period open sales	18		18	2	—	20
PT Smelting intercompany profit	11		7	4	—	11
Gross profit	$31		$24	$7	$—	$31

Copper sales (millions of recoverable pounds)	325		325
Gold sales (thousands of recoverable ounces)				420

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$2.77		$2.77	$1,314
Site production and delivery, before net noncash and other costs shown below	3.24		1.99	944
Gold and silver credits	(1.75)		—	—
Treatment charges	0.28		0.17	81
Export duties	0.08		0.05	24
Royalty on metals	0.14		0.09	38
Unit net cash costs	1.99		2.30	1,087
DD&A	0.63		0.38	183
Noncash and other costs, net	0.14	[b]	0.09	43
Total unit costs	2.76		2.77	1,313
Other revenue adjustments, primarily for pricing on prior period open sales	0.05		0.05	5
PT Smelting intercompany profit	0.04		0.02	10
Gross profit per pound/ounce	$0.10		$0.07	$16

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,469		$1,054	$204
Treatment charges	(72)		19	—
Export duties	(27)		—	—
Royalty on metals	(45)		—	—
Noncash and other costs, net	—		48	—
Other revenue adjustments, primarily for pricing on prior period open sales	20		—	—
PT Smelting intercompany profit	—		(11)	—
Indonesia mining	1,345		1,110	204
Other mining[c]	7,497		6,207	456
Corporate, other & eliminations	(1,504)		(1,388)	39
As reported in FCX's consolidated financial statements	$7,338		$5,929	$699

a.	Includes silver sales of 1.1 million ounces ($14.66 per ounce average realized price).

b.
Includes charges of $28 million ($0.09 per pound of copper) associated with adjustments to the settlement of the historical surface water tax disputes with the local regional tax authority in Papua, Indonesia.

c.	Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended June 30,
(In millions)	2020		2019

Revenues, excluding adjustments[a]	$63		$117
Site production and delivery, before net noncash and other costs shown below	53		76
Treatment charges and other	5		8
Net cash costs	58		84
DD&A	15		18
Metals inventory adjustments	1		—
Noncash and other costs, net	8	[b]	2
Total costs	82		104
Gross (loss) profit	$(19)		$13

Molybdenum sales (millions of recoverable pounds)[a]	6		9

Gross (loss) profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$9.69		$12.74
Site production and delivery, before net noncash and other costs shown below	8.12		8.31
Treatment charges and other	0.85		0.84
Unit net cash costs	8.97		9.15
DD&A	2.29		2.07
Metals inventory adjustments	0.16		—
Noncash and other costs, net	1.34	[b]	0.15
Total unit costs	12.76		11.37
Gross (loss) profit per pound	$(3.07)		$1.37

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
Three Months Ended June 30, 2020	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$63		$53	$15	$1
Treatment charges and other	(5)		—	—	—
Noncash and other costs, net	—		8	—	—
Molybdenum mines	58		61	15	1
Other mining[c]	3,915		3,187	328	(145)
Corporate, other & eliminations	(919)		(854)	15	5
As reported in FCX's consolidated financial statements	$3,054		$2,394	$358	$(139)

Three Months Ended June 30, 2019
Totals presented above	$117		$76	$18	$—
Treatment charges and other	(8)		—	—	—
Noncash and other costs, net	—		2	—	—
Molybdenum mines	109		78	18	—
Other mining[c]	4,184		3,645	315	1
Corporate, other & eliminations	(747)		(718)	19	1
As reported in FCX's consolidated financial statements	$3,546		$3,005	$352	$2

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Includes charges totaling $6 million ($0.96 per pound of molybdenum) primarily associated with contract cancellation costs related to the COVID-19 pandemic and employee separation costs associated with April 2020 revised operating plans.

c.
Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Six Months Ended June 30,
(In millions)	2020		2019

Revenues, excluding adjustments[a]	$140		$215
Site production and delivery, before net noncash and other costs shown below	117		146
Treatment charges and other	11		15
Net cash costs	128		161
DD&A	31		34
Metals inventory adjustments	5		—
Noncash and other costs, net	10	[b]	3
Total costs	174		198
Gross (loss) profit	$(34)		$17

Molybdenum sales (millions of recoverable pounds)[a]	13		17

Gross (loss) profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$10.36		$12.63
Site production and delivery, before net noncash and other costs shown below	8.67		8.60
Treatment charges and other	0.85		0.85
Unit net cash costs	9.52		9.45
DD&A	2.29		2.04
Metals inventory adjustments	0.35		—
Noncash and other costs, net	0.79	[b]	0.15
Total unit costs	12.95		11.64
Gross (loss) profit per pound	$(2.59)		$0.99

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
Six Months Ended June 30, 2020	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$140		$117	$31	$5
Treatment charges and other	(11)		—	—	—
Noncash and other costs, net	—		10	—	—
Molybdenum mines	129		127	31	5
Other mining[c]	7,420		6,454	638	60
Corporate, other & eliminations	(1,697)		(1,642)	30	18
As reported in FCX's consolidated financial statements	$5,852		$4,939	$699	$83

Six Months Ended June 30, 2019
Totals presented above	$215		$146	$34	$—
Treatment charges and other	(15)		—	—	—
Noncash and other costs, net	—		3	—	—
Molybdenum mines	200		149	34	—
Other mining[c]	8,642		7,168	626	1
Corporate, other & eliminations	(1,504)		(1,388)	39	58
As reported in FCX's consolidated financial statements	$7,338		$5,929	$699	$59

a.
Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.

b.
Includes charges totaling $6 million ($0.46 per pound of molybdenum) primarily associated with contract cancellation costs related to the COVID-19 pandemic and employee separation costs associated with April 2020 revised operating plans.

c.
Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X . Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVII